Exhibit 15

Acknowledgment of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the American Eagle Outfitters, Inc. Registration Statement as follows:

  1999 Stock Incentive Plan (Registration Nos. 333-34748 and 333-75188),
  Employee Stock Purchase Plan (Registration No. 333-3278),
  1994 Restricted Stock Plan (Registration No. 33-79350),
  1994 Stock Option Plan (Registration Nos. 333-44759, 33-79358, and 333-12661),
  Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and
  Registration Statement (Form S-3) (Registration No. 333-68875)

of our report dated November 24, 2004 relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc., which is included in its Form 10-Q for the quarter ended October 30, 2004.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 24, 2004